[LOGO]  Constellation
NEWS RELEASE
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Media Relations	Investor Relations
Angie Blackwell--585-678-7141	Patty Yahn-Urlaub--585-678-7483
Cheryl Gossin--585-678-7191	Bob Czudak--585-678-7170

CONSTELLATION BRANDS AND
AUSTRALIAN VINTAGE LTD END DISCUSSIONS RELATED TO AUSTRALIAN AND U.K. WINE OPERATIONS

VICTOR, N.Y., April 7, 2010 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), the world’s leading wine company, today announced that it and Australian Vintage Ltd (AVL) have ended discussions for the potential combination of a portion of Constellation’s Australian and U.K. wine operations with AVL.
Constellation’s President and CEO Rob Sands said, “There were a number of goals both parties were attempting to accomplish through the combination. Over time, it became evident that despite both parties’ best efforts we were not going to be successful in accomplishing all these goals. Therefore, we mutually decided it was in the best interest of Constellation and AVL to discontinue our discussions and focus on our respective businesses.”
Constellation plans to continue to operate its Australian and U.K. businesses with a focus on achieving stronger results by increasing efficiencies, reducing costs and improving cash generation.
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About Constellation Brands
Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes and talented employees world-wide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
Constellation Brands (NYSE: STZ and STZ.B; ASX: CBR) is an S&P 500 Index and Fortune 1000® company with more than 100 total brands in our portfolio, sales in about 150 countries and operations in approximately 45 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation

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Brands and its product portfolio visit the company's web site at www.cbrands.com.

Forward-Looking Statements
This news release contains forward-looking statements.  The words “plan,” “intend,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  These statements may relate to Constellation’s business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties.  All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.
All forward-looking statements speak only as of the date of this news release.  Constellation can give no assurance that the expectations reflected in the forward-looking statements will prove to be correct  and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
 In addition to risks associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including other factors and uncertainties disclosed from time to time in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2009, which could cause actual future performance to differ from current expectations.

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